U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


___	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).

1.	Name and Address of Reporting Person

  	Waddy, Patrick
  	c/o Dominion Biologicals
  	5 Isnor Drive
   Dartmouth, NS  B3B 1M1 CANADA

2.	Issuer Name and Ticker or Trading Symbol

  	Immucor, Inc./BLUD

3.	IRS or Social Security Number of Reporting Person (Voluntary)



4.	Statement for Month/Year

  	9/98

5.	If Amendment, Date of Original (Month/Year)

  	NA
6.	Relationship of Reporting Person to Issuer (check all applicable)

    	Director
	 X 	Officer (give title below)
		   10% Owner
	   	Other (specify below)

     President, Dominion Biologicals



TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security   (Instr.3)

  	Common Stock, $ .10 par value

2.	Transaction Date (Month/Day/Year)

  	9/98

3.	Transaction Code (Instr. 8)
	  Code	     	V
 	  P	       	V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

  	Amount	     	(A) or (D)     	Price
	  5,000        	A           	$8.25 per share

5.	Amount of Securities			6.  Ownership Form:   	7.  Nature of Indirect (D)
	Beneficially Owned 			     Direct (D) or 		     Beneficial Ownership
	at End of Month   			     Indirect (I)		     (Instr. 4)
	(Instr. 3 and 4)				     (Instr. 4)

   	   10,000 (as previously reported)		D	             			NA
    	   5,000			                        	D	             			NA
	      15,000  Total

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)


2.	Conversion or Exercise Price of Derivative Security


3.	Transaction Date (Month/Day/Year)



4.	Transaction Code (Instr. 8)



5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


6.	Date Exercisable and Expiration Date (Month/Day/Year)


7.	Title and Amount of Underlying Securities (Instr. 3 and 4)


8.	Price of Derivative Security (Instr. 5)


9.	Number of Derivative Securities Beneficially Owned at End of Year
	 (Instr. 4)


10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
	 (Instr. 4)


11.	Nature of Indirect Beneficial Ownership (Instr. 4)





/s/ Patrick Waddy
Signature of Reporting Person

9/10/98
Date